Exhibit 2.4

FORM OF FIRST AMENDMENT TO LEASE AND GUARANTY OF LEASE

THIS FIRST AMENDMENT TO LEASE AND GUARANTY OF LEASE is dated as of                , 2014 (the “Amendment”) and is between                               (“Landlord”),                                                                        (“Tenant”) and DIVERSIFIED RESTAURANT HOLDINGS, INC., a Nevada corporation (“Guarantor”).

Landlord and Tenant entered into that certain            Retail Center Lease dated                (the “Original Lease”), with respect to the lease of certain space located at                          .

In connection with the Original Lease, Guarantor executed and delivered that certain Guaranty of Lease dated                 (the “Original Guaranty”) in favor of Landlord, attached as Exhibit D to the Original Lease.

The Original Lease, and the Original Guaranty, each as amended by the terms of this Amendment, shall be hereinafter referred to as the “Lease” and the “Guaranty”, respectively.

Landlord, Tenant and Guarantor have agreed upon certain changes to the Lease and the Guaranty as set forth herein. The parties therefore agree as follows:

1.     Amendment to Section 1.1. Section 1.1 is hereby amended by:

(a)     inserting after the end of the last sentence in section 1.1(c) the following:

“Additional Rent” means all additional rent or other sums then owing by Tenant to Landlord under this Lease.

(b)     deleting the definition of “Taxes” and amending it to read in its entirety as follows:

(d)      “Taxes” means all taxes (including real and personal property, franchise, sales, use, occupancy, gross receipts and rent taxes), all charges contained in any instrument of record affecting the Premises or otherwise agreed to by Tenant and maintained for the benefit of any of the Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Premises, all ground rents and all other public charges whether of a like or different nature levied or billed by any governmental unit during the Term in respect of the Premises, or both or any part thereof, including those imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Premises, (iii) any of the Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Premises, any activity conducted on any of the Premises, or the Rent. Taxes shall include any governmental charge levied in lieu of all or any part of the ad valorem taxes and shall not include capital charges or paybacks. Furthermore, Taxes shall not include (A) income, excess profits or other taxes of Landlord (or Landlord’s lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the acquisition or sale of the Premises. Tenant may, at its sole cost and expense, contest Taxes with the assessing governmental authority.

2.     Amendment to Section 2.1. Section 2.1 is hereby amended as follows:

(a)     deleting the first sentence in section 2.1 and replacing it in its entirety as  follows:

Landlord leases the Premises to Tenant, and Tenant hires the Premises from Landlord, on the terms and subject to the conditions contained herein, for a term of one hundred eighty (180) months, beginning on June 9, 2014 (the “Commencement Date”) and concluding on June 30, 2029 (the “Termination Date”) unless sooner terminated as provided herein (the “Term”).

(b)     inserting at the end of the last sentence in section 2.1 the following:

; provided however, that Tenant may not exercise said option to extend if Tenant is in default under the provisions of this Lease.

3.     Amendment to Section 2.2. Section 2.2 is hereby amended by inserting after section 2.2(d) the following new section 2.2(e):

2.2(e)      Notwithstanding anything to the contrary herein, Landlord’s agreements in this Section 2.2 are conditioned upon Tenant’s compliance with any applicable legal requirement or restriction affecting the Premises.

4.     Amendment to Section 2.5. Section 2.5 is hereby amended by deleting the following:

which are provided and allowed under the current zoning and that the parking is sufficient for such uses

5.     Amendment to Section 3.1(a). Section 3.1(a) is hereby deleted and replaced in its entirety as follows:

3.1     Base Rent.      Tenant shall pay to Landlord, for the first one hundred eighty (180) months, as follows:

[Varies by Lease]

(the “Base Rent”). The Base Rent shall be payable in twelve (12) equal monthly installments, commencing on the Commencement Date. If the first Lease Year contains more than twelve (12) months, then Base Rent shall be paid for said additional days at the same per month amount set forth for the first Lease Year.

6.     Amendment to Section 3.1(c). The Base Rent table in section 3.1(c) is hereby deleted and replaced in its entirety as follows:

[10% Adjustment Every Fifth Year of Lease Term and Extension Term]

7.     Amendment to Section 3.2. The first sentence in section 3.2(a) is hereby amended by:

(a)     inserting after the clause “Tenant shall pay” the following:

when due and before any penalty or interest attaches

, and

(b)     inserting after the word “maintaining” the following:

, repairing and replacing

8.     Amendment to Section 3.3. The first sentence in section 3.3 is hereby amended by deleting the following:

, in the form of tap or connection fees only

9.     Amendment to Section 3.4. The first sentence in section 3.4 is hereby amended by replacing “within seven (7) days of written notice” with “when due, subject to any applicable notice or grace periods provided in section 11.1 of this Lease,”.

10.     Amendment to Section 3.5. Section 3.5 is hereby amended by:

(a)     inserting after “Any Rent” the following:

or other monetary obligations

(b)     inserting after “under this Lease shall be” the following:

considered obligations of Tenant and shall be

, and

(c)     deleting “except as provided herein.”

11.     Amendment to Section 6.1(a). Section 6.1(a) is hereby amended by inserting at the end of the last sentence the following:

; provided, however, Tenant shall (i) at least thirty (30) days prior to the commencement of the work, deliver to Landlord all proposed plans and specifications, (ii) prior to the commencement of the work deliver to Landlord evidence of sufficient funds to pay for the proposed work if the franchisor is required to approve same pursuant to its Franchise Agreement, (iii) prior to the commencement of the work deliver to Landlord an estoppel from the applicable franchisor stating (a) the franchise agreement is in full force and effect, (b) Tenant is not in default thereunder, (c) the franchisor approves the proposed work and (d) the proposed work will not affect the franchise agreement and (iv) expeditiously complete all work in a good and workmanlike manner and in compliance with all applicable laws.

12.     Amendment to Section 6.1(b). The third, fourth, fifth, sixth and seventh sentences in Section 6.1(b) are hereby deleted and amended to read in their entirety as follows:

Notwithstanding the foregoing, it is explicitly understood and agreed that all movable personal property, appliances, furniture and equipment of Tenant from time to time situated on or used in connection with the Premises and not owned by Landlord (the “Personalty”) may be removed by Tenant and are not and will not be part of the Premises. Tenant may obtain financing on such Personalty. Landlord’s lender shall not have any lien or interest in the Personalty. Furthermore, Tenant shall have the right to mortgage and place a deed of trust as a security instrument on its leasehold interest. Said leasehold financing shall not extend to the fee interest and shall be subject and subordinate to the lien of any mortgage or other security instrument hereafter placed upon the Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof.

13.     Amendment to Section 6.2. Section 6.2 is hereby amended by inserting at the end of the last sentence the following:

at Tenant’s sole cost and expense

14.     Amendment to Section 7.1. Section 7.1 is hereby amended by:

(a)     inserting after the clause “keep and maintain” in the first sentence the following:

, repair and replace

(b)     inserting after the word “non-structural” in the second sentence the following:

and structural

(c)     inserting after the word “components” at the end of the second sentence the following:

, and all exterior improvements, including landscaping, parking lots, and sidewalks

, and

(d)     deleting the fourth and last sentences in their entirety.

15.     Amendment to Section 7.2. Section 7.2 is hereby amended by:

(a)     deleting in the first sentence the following:

(excluding storefronts)

, and

(b)     replacing all references to “repairs” with “repairs and/or replacements”.

16.     Amendment to Section 8.1(a). Section 8.1(a) is hereby deleted and amended to read in its entirety as follows:

(a)     Tenant, at its sole cost and expense shall comply promptly with (i) applicable laws, ordinances, orders and regulations affecting the Premises, including any alterations it has made to the Premises, and (ii) all of the covenants, conditions, provisions and agreements contained in any instrument of record affecting the Premises on the part of Landlord or the occupier to be kept and performed thereunder.

17.     Amendment to Section 8.1(b). Section 8.1(b) is hereby deleted and amended to read in its entirety as follows:

(b)     [Intentionally omitted].

18.     Amendment to Article 8. Article 8 is hereby amended by inserting after section 8.1(b) the following new section 8.1(c):

(c)      Tenant hereby indemnifies, defends and holds Landlord and its officers, directors and employees harmless from and against any and all claims, demands, liabilities, costs, expenses and damages, including attorney’s fees incurred by Tenant, arising from any and all claims arising from or attributable to any hazardous materials or conditions or release on the Premises that occurs during the Term which are caused by the negligence or intentional acts of Tenant, its servants, agents, employees, contractors or invitees.

19.     Amendment to Section 9.1. Section 9.1 is hereby deleted and amended to read in its entirety as follows:

9.1     [Intentionally omitted].

20.     Amendment to Section 9.2. Section 9.2 is hereby deleted and amended to read in its entirety as follows:

9.2     [Intentionally omitted].

21.     Amendment to Section 10.1(a). Section 10.1(a) is hereby amended by:

(a)     deleting the second sentence in its entirety,

(b)     inserting at the end of the last sentence the following:

; provided however, that said proceeds must have been payable to Landlord, and Tenant shall pay all cost of reconstruction of the Premises even if said proceeds, including the deductible, are insufficient. Landlord shall agree to certain reasonable advance conditions of said reconstruction consistent with a typical construction loan

, and

(c)     deleting the fourth sentence and replacing it in its entirety with the following:

Tenant shall have the right to extend such period of time for rebuilding for one (1) one hundred and fifty (150) day period by written notice to Landlord; provided however, at the time of such notice, Tenant shall (i) not be in default under the provisions of this Lease, and (ii) provide to Landlord evidence of sufficient funds to complete the restoration as required under this Lease.

22.     Amendment to Section 10.1(b). Section 10.1(b) is hereby amended by:

(a)     inserting at the end of the first sentence the following:

; provided however, at the time of such notice, Tenant shall have paid to Landlord (i) all Rent and other monetary obligations, including but not limited to prorated taxes, due under this Lease through the date of termination, (ii) all insurance proceeds arising with respect to the casualty and (iii) an amount equal to Tenant’s property insurance deductible.

, and

(b)     deleting the last sentence in its entirety.

23.     Amendment to Section 10.1(c). The last sentence in section 10.1(c) is hereby amended by deleting “unless due to acts or omissions of Landlord”.

24.     Amendment to Section 10.2. Section 10.2 is hereby amended by:

(a)     inserting after “for any public use or purpose,” in the first sentence the following:

and if the remaining portion of the Premises not taken or condemned is insufficient to permit the reasonable operation of Tenant’s business,

(b)     deleting the third sentence and replacing it in its entirety with the following:

Landlord shall be entitled to receive the entire Net Award (as hereinafter defined) in connection with a total taking or condemnation without deduction for any estate vested in Tenants by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease. Notwithstanding any provision contained in this Section 10.2, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking or condemnation of any Personalty owned by Tenant, any insurance proceeds with respect to any Personalty owned by Tenant, the interruption of its business and moving expenses (exclusive of Landlord’s interest) and for all costs and expenses it is entitled to under law, but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the taking or condemnation, or otherwise reduce the amount recoverable by Landlord for the taking or condemnation, including payments or proceeds related to any fixtures, equipment, furniture or other personal property then owned by Landlord. “Net Award” means (a) the entire award payable with respect to the Premises by reason of a taking or condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under this Lease payable with respect to the Premises, as the case may be, and in either case, less any costs incurred by Landlord in collecting such award or proceeds.

(c)     deleting the fifth sentence and replacing it in its entirety with the  following:

Notwithstanding any provision contained in this Section 10.2, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the partial taking or condemnation of any Personalty owned by Tenant and any insurance proceeds with respect to any Personalty owned by Tenant (exclusive of Landlord’s interest) and for all costs and expenses it is entitled to under law, but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the partial taking or condemnation, or otherwise reduce the amount recoverable by Landlord for the partial taking or condemnation, including payments or proceeds related to any fixtures, equipment, furniture or other personal property then owned by Landlord.

, and

(d)     inserting after the end of the last sentence the following:

Notwithstanding anything to the contrary herein, in the event of a taking or condemnation of all or any portion of the Premises for temporary use, the foregoing provisions of this Section shall be inapplicable thereto, and this Lease shall continue in full force and effect without reduction or abatement of Rent. In such event, Tenant may apply for and seek its own separate award for in respect of such temporary use as provided herein and at law whether in the form of rental or otherwise; provided, that any such award paid for any period beyond the Term shall be paid to Landlord.

25.     Amendment to Section 10.3(a). Section 10.3(a) is hereby deleted and amended to read in its entirety as follows:

(a)     Tenant shall defend and indemnify Landlord against, and hold Landlord harmless from, any and all liability, obligations, damages, penalties, claims, costs and expenses, including reasonable attorney’s fees, paid or incurred as a result of or in connection with this Lease, the negligence of Tenant, any subtenant, or any of its contractors, employees, customers, invitees, or licensees, and Tenant shall indemnify, defend and save harmless Landlord from such conditions. If any action or proceeding is brought against Landlord by reason of any such claim upon written notice from Landlord Tenant will, at its expense, resist or defend such action or proceeding by counsel approved by the Landlord in writing.

26.     Amendment to Section 10.3(b). Section 10.3(b) is hereby deleted and amended to read in its entirety as follows:

[Intentionally omitted].

27.     Amendment to Section 10.4. Section 10.4 is hereby deleted and amended to read in its entirety as follows:

10.4     Insurance. Tenant shall maintain insurance pursuant to the requirements listed in Schedule A hereto.

28.     Amendment to Section 11.1. Section 11.1 is hereby amended by:

(a)     replacing “within seven (7) days after demand for same” in the first sentence with the following:

, or if Tenant shall fail to make any payment of any Taxes due hereunder, or if Tenant shall fail to make any payment of any insurance premiums or costs due hereunder, or if the franchise agreement, if any, is terminated before the conclusion of its stated term, or if Tenant is in default under the franchise agreement beyond any applicable grace or cure period

(b)     inserting after the phrase “if Tenant shall dissolve” in the first sentence the  following:

(each an “Event of Default”)

, and

(c)     adding after the end of the last sentence in the first paragraph the  following:

Notwithstanding anything to the contrary herein, upon Tenant’s failure to make a payment of any Rent due hereunder, Tenant shall be entitled to one (1) written notice of default from Landlord within a twelve (12) month period, and such failure to pay Rent shall not be considered a default hereunder until seven (7) days after said notice. Landlord may:

29.     Amendment to Section 11.1(a). Section 11.1(a) is hereby amended by:

(a)      deleting the words “paragraph from time to time” in the fifth sentence and  replacing it with the following:

Lease, whether or not the Lease is terminated, including damages equal to (a) the sum of the difference, being not less than zero, between the Rent and the fair market value rental rate, plus (b) expenses, including broker fees, incurred to relet the Premises

(b)     deleting the seventh and eights sentences in their entirety, and

(c)     inserting after the end of the last sentence a new section 11.1(b) as follows:

(b)     Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease or the termination of Tenant’s right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Tenant’s occupancy of the Premises. All remedies of Landlord must comply with the requirements of applicable eviction laws.

30.     Amendment to Section 11.2(a). The first sentence of section 11.1 is hereby amended by replacing “:, within twenty (20) days of such event” with “vacate immediately thereafter.”

31.     Amendment to Section 11.4. Section 11.4 is hereby deleted and amended to read in its entirety as follows:

(a)     No Transfer (as defined hereinafter) shall occur without the prior written consent of Landlord, which consent will not be unreasonably withheld by Landlord with respect to an assignment (but not a mortgage or pledge) of this Lease in its entirety by Tenant, considering such matters as the experience and financial strength of any assignee, the assumption by any assignee of all of Tenant’s obligations hereunder by undertakings enforceable by Landlord, and the transfer to or procurement by the proposed assignee of all necessary licenses and franchises in order to continue operating the Premises for the purposes herein provided, so long as Landlord is given at least 30 days prior written notice of such assignment accompanied by information about the proposed assignee (including financial statements of the proposed assignee and its direct and indirect equity owners and a complete ownership chart showing the identity of the proposed assignee and each and every holder of a direct and indirect ownership interest in such entity), and provided further that at the time of such assignment no Event of Default (assuming with the giving of notice or the passage of time) will occur and be continuing. At the time of any assignment of this Lease which is approved in writing by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord. Such assignment of this Lease shall not relieve Tenant of its obligations respecting this Lease unless otherwise agreed to by Landlord. Any transfer, mortgage, assignment or pledge of this Lease made without Landlord’s consent, if Landlord’s consent is required hereunder, by Tenant shall be voidable at the sole option of Landlord. Any consent to any Transfer shall not be deemed to be a consent to any subsequent Transfer. As used herein, a “Transfer” shall mean any assignment of this Lease or any sale, transfer or pledge of any direct or indirect interest in Tenant.

(b)     Notwithstanding anything herein to the contrary, Tenant shall have the right to Transfer this Lease without Landlord’s consent, subject to the following requirements:

(i)      No assignment of this Lease shall be permitted unless, after giving effect to such assignment, the proposed assignee shall satisfy the following covenants effective as of the date of the assignment:

A.     the Fixed Charge Coverage Ratio of the proposed assignee must be equal to or greater than 1.50:1;

B.     the Tangible Net Worth of the proposed assignee must not be less than Three Million Dollars ($3,000,000);

C.     the Lease Adjusted Leverage Ratio of the proposed assignee cannot exceed 6.50:1; and

D.     the proposed assignee has a minimum of twenty (20) units in current operation, excluding any restaurant subject to this Lease.

(ii)      At least ten (10) business days prior to the proposed assignment, Tenant shall provide Landlord with copies of financial statements of the proposed assignee together with a calculation setting forth in detail how each of the covenants will be satisfied as of the date of assignment.

(iii)     As used in this section 11.4(b), the following terms shall have the following meanings:

“EBITDAR” means, for any Person for any period, the net income (loss) of such Person and its subsidiaries determined on a consolidated basis in accordance with GAAP for the 12 months ending on the last day of such period, PLUS (a) the sum of the following amounts of such Person and its subsidiaries for such 12-month period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) federal, state, local and foreign income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), (vii) all rent expenses, plus (viii) any discretionary management fees to the extent included in the determination of net income (loss), LESS (b) the sum of the following amounts of such Person and its subsidiaries for such 12-month period: (i) the extraordinary gains and non-recurring income of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss), and (ii) if such Person is a subsidiary of another Person (such other Person is referred to herein as a “Parent”), such Person’s proportional share of such Parent’s general overhead and administrative expenses (based on the amount by which such Person’s gross revenues in the ordinary course of business bears to Parent’s gross revenues in the ordinary course of business), (iii) all non-cash items increasing net income/loss for such period, and (iv) all federal, state, local and foreign tax credits of such Person and its subsidiaries for such period.

“Fixed Charge Coverage Ratio” means, for any Person as of the last day of any period, the ratio of (a) EBITDAR of such Person for the 12 months ending on the last day of such period, to (b) Fixed Charges of such Person for the 12 months ending on the last day such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Total Interest Expense for such Person and its subsidiaries for the 12 months ending on the last day of such period, determined on a consolidated basis in accordance with GAAP, (b) the aggregate of all scheduled principal payments on Total Outstanding Indebtedness according to GAAP made or required to be made during such period by such Person and its subsidiaries for the 12 months ending on the last day of such period (but excluding balloon payments of principal due during such upon the stated maturity of any Indebtedness), and (c) the aggregate of all dividends and distributions required to be made on account of Tenant’s equity interests for the 12 months ending on the last day of such period.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied from period to period.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person and its subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person and its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person and its subsidiaries upon which interest charges are customarily paid (excluding current taxes, water and sewer charges and assessments and current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (d) all obligations of such Person and its subsidiaries under conditional sale or other title retention agreements relating to property acquired by such Person (other than current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (e) all obligations of such Person and its subsidiaries in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person and its subsidiaries, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person to purchase or redeem any shares of equity securities issued by such Person, including obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (l) all obligations of such Person in respect of any forward contract, futures contract, swap or other agreement, the value of which is dependent upon interest rates or currency exchange rates, and (m) all obligations of such Person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes). The Indebtedness of any Person shall also include the Indebtedness of any other entity (for example, any partnership in which such Person or its subsidiary is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

“Lease Adjusted Leverage Ratio” means, for any Person as of the last day of any period, the ratio of (a) the sum of (i) Operating Lease Expense for the 12 months ending on the last day of such period, multiplied by 8, and (ii) Total Outstanding Indebtedness as of the last day of such period, to (b) EBITDAR for the 12 months ending on the last day of such period.

“Operating Lease Expense” means, for any Person for any period, of the sum of (i) rent payment pursuant to operating leases paid by such Person and its subsidiaries paid during such period and (ii) rent payments pursuant to operating leases of such Person and its subsidiaries accrued and/or capitalized for such period in accordance with GAAP.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, governmental authority or any other form of entity.

“Tangible Net Worth” of a Person means the tangible net worth of such Person and its consolidated subsidiaries determined in accordance with GAAP.

“Total Interest Expense” means, for any Person for any period, the sum, without duplication, of (i) interest expense of such Person and its subsidiaries paid during such period, and (ii) interest expense of such Person and its subsidiaries accrued and/or capitalized in accordance with GAAP for such period.

“Total Outstanding Indebtedness” means, for any Person as of any date, the sum, without duplication, of the amount of Indebtedness of such Person and its subsidiaries, determined in accordance with GAAP, as of the end of the last day of such period.

32.     Amendment to Section 11.5. Section 11.5 is hereby amended replacing any references to the “Bankruptcy Act” with a reference to the “Bankruptcy Code”.

33.     Amendment to Section 11.7(b). Section 11.7(b) is hereby amended by inserting after the last sentence the following:

Notwithstanding anything to the contrary within, this section 11.7(b) shall not apply to Tenant’s obligations to pay when due the Rent, Taxes or costs or premiums of insurance required hereunder. For the avoidance of doubt, except as specifically set forth herein, no written notice to Tenant shall be required upon its failure to perform said obligations.

34.     Amendment to Section 11.8. The last sentence of section 11.8 is hereby amended by replacing “but not the obligation to cure such breach, and Tenant may offset such sums expended by Tenant against Rent coming due hereunder” with “, as its sole and exclusive remedy, to terminate this Lease and bring an action against Landlord for actual damages (but not consequential or punitive damages) sustained by Tenant.”

35.     Amendment to Section 12.1. The first paragraph of section 12.1 is hereby amended by deleting in its entirety and replacing it with the following:

Landlord shall have the right, upon reasonable prior notice, to enter upon the Premises at all reasonable business hours for the purpose of inspecting them or making such repairs or alterations which Landlord may elect to perform following Tenant’s failure to do so. Repairs shall be made in such a manner that they do not unreasonably interfere with Tenant’s operation of the Premises or its quiet enjoyment.

36.     Amendment to Section 13.7(b). Section 13.7(b) is hereby amended by:

(a)     replacing “within the same time and manner” with “in the same manner,      but within twenty (20) days”,

(b)     deleting the fourth sentence in its entirety, and

(c)     deleting the last sentence and replacing it in its entirety as follows:

If required by Tenant’s lender pursuant to its leasehold financing, Landlord and Tenant’s lender shall enter into a consent agreement reasonably acceptable to both parties.

37.     Amendment to Exhibit D and Guaranty. Guarantor agrees that the term of the Guaranty shall extend to the first fifteen (15) Lease Years. Accordingly, the Guaranty and Exhibit D are each hereby amended as follows:

(a)     replacing “first five (5) Lease Years” in sections 1 and 4(b) with “first  fifteen (15) Lease Years”.

(b)     inserting after the end of section 11 a new section 12 as follows:

12.      Notwithstanding anything to the contrary herein, this Guaranty shall continue in full force and effect until all of the Tenant Obligations are duly, finally and permanently paid, performed and discharged and are not subject to any right of extension by Tenants, and Landlord gives Guarantor written notice of the full and final satisfaction of the Tenant Obligations.  The Tenant Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Tenants to Landlord are no longer subject to any right on the part of any Person whomsoever, including but not limited to a Tenant, a Tenant as a debtor-in-possession and/or any trustee in bankruptcy, to disgorge such payments or seek to recoup the amount of such payments or any part thereof.  This Guaranty shall remain in full force and effect and continue to be effective upon an Insolvency Event.  This Guaranty shall continue to be effective or be reinstated, as applicable, if at any time payment and performance of the Tenant Obligations, or any part thereof, are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Landlord, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made.  In the event that any payment of the Tenant Obligations, or any part thereof, is rescinded, reduced, restored or returned, the Tenant Obligations shall be reinstated and deemed reduced only by such amount paid to Landlord and not so rescinded, reduced, restored or returned.  If  a Tenant, or a Tenant’s trustee, receiver or other officer with similar powers with respect to a Tenant, rejects, disaffirms or otherwise terminates the Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, Guarantor shall nonetheless remain obligated to pay all sums payable and/or due pursuant to the Lease subject to the limitations set forth in the Guaranty, and to perform all covenants required to be performed by Tenants under the Lease, as if such rejection, disaffirmance or other termination of the Lease had never occurred and as if the Lease (without taking into account such rejection, disaffirmance or termination) were in full force and effect, notwithstanding the fact that: (a) Landlord may not be able to recover any part or all of such sums due pursuant to the Lease from a Tenant; or (b) a Tenant’s obligations to pay sums due pursuant to the Lease, or to perform obligations pursuant to the Lease, may be limited by application of such bankruptcy, insolvency, reorganization, moratorium or other law affecting creditors’ rights generally.  Notwithstanding Guarantor’s continuing liability to pay such sums as aforesaid, Guarantor shall not have any right of possession as a tenant under the Lease.

For the purposes of this Section 12, a “Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, governmental authority or any other form of entity, and “Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

38.     The Lease is hereby amended by adding a new section 13.16 as follows:

13.16 Financial Information.

(a) Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord complete balance sheets and profit and loss statements of Tenant. All such statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of Tenant. Tenant understands that Landlord will rely upon such statements and Tenant represents that such reliance is reasonable. In the event that Tenant’s property and business at the Premises are ordinarily consolidated with other business for financial reporting purposes, such profit and loss statements shall be prepared on a consolidated basis showing separately the sales, profits and losses pertaining solely to the Premises with the basis for allocation of overhead of other charges being clearly set forth. The profit and loss statements delivered to Landlord need not be audited, but Tenant shall deliver to Landlord copies of any audited financial statements of Tenant which may be prepared, as soon as they are available. Upon request of Landlord (but not more than once per calendar year), Tenant shall provide to Landlord a profit and loss statement for the Premises as of the end of the most recent fiscal quarter which shall set forth sales, profit and losses pertaining to the Premises with the basis for allocation of overhead and other charges clearly set forth.

(b) Other Information. Notwithstanding any provision contained herein, upon request at any time, Tenant will provide to Landlord any and all financial information and/or financial statements (and in the form or forms) requested by Landlord in connection with Landlord’s filings with or disclosures to any governmental authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Landlord or its affiliates; or as reasonably requested by Landlord.

39.     The Lease is hereby amended by adding a new section 13.17 as follows:

13.17      ACH Authorization. Concurrently with Tenant’s execution of the First Amendment to Lease, by and between Tenant and Landlord, Tenant shall deliver to Landlord a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit G attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Rent, impound payments (if any), sales tax or real property tax (if any), and all sums of money (“Monetary Obligations”) required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, to any third party, or to any “Landlord Party” (as hereinafter defined) are transferred by Automated Clearing House debit initiated by Landlord from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate. Tenant shall continue to pay all Rent and other Monetary Obligations due by Automated Clearing House debit unless otherwise directed by Landlord.

40.     The Lease is hereby amended by adding a new section 13.18 as follows:

13.18      Landlord Liability. Notwithstanding anything to the contrary herein, any liability of Landlord hereunder is limited to its interest in the Premises.

41.     The Lease is hereby amended by adding a new section 13.19 as follows:

13.19      Indiana Law Provisions.

(a)     Memorandum of Lease. Notwithstanding anything to the contrary in Section 13.15, pursuant to Indiana Code 32-31-2-1, Tenant has recorded a memorandum of lease not more than forty-five (45) days after the execution of the Original Lease (as defined in the First Amendment to Lease and Guaranty of Lease) in the Miscellaneous Record in the recorder's office of the county in which the real estate is located.

Concurrently with the execution of this Amendment, Tenant shall provide an executed assignment of the memorandum of the Original Lease to Landlord, which is properly notarized, contain a scrivener’s certificate, and contain an affirmation regarding redaction of social security numbers.

42.     As material inducement for Landlord’s agreement to this Amendment, Tenant hereby represents and warrants to Landlord that as of the date first set forth above, Landlord is in full compliance with all of its obligations under the Lease, Landlord has not breached (materially or nonmaterially) any of its obligations thereunder, and no facts or circumstances have occurred that, with the passage of time, could arise to a default by Landlord under the Lease.

43.     Except as expressly modified herein, the terms of the Lease shall remain in full force and effect. This Amendment may be executed in counterpart originals, each of which when duly executed and delivered shall be deemed an original and all of which when taken together shall constitute one instrument. Executed originals (or counterpart originals) of this Amendment may be delivered by facsimile or electronic transmission, which facsimile or electronic transmission copies shall be deemed originals. The Lease, as amended hereby, and the exhibits and schedules thereto and hereto contain the entire agreement between the parties and supersede all prior written and/or oral representations and/or agreements. In the event any inconsistencies exist between the terms of this Amendment and the Lease, this Amendment shall control in all respects.

44.      The individuals who execute this Amendment represent and warrant that they are duly authorized to execute this Amendment on behalf of Landlord and Tenant, as the case may be, and the parties named are all the parties and proper parties, and that no other signature, act or authorization is necessary to bind such entities to the provisions of this Amendment.

45.     All terms which are capitalized herein but not defined herein shall have the meanings assigned to them in the Lease.

Landlord and Tenant intend for the Lease to be absolutely net to Landlord, such that Tenant (and not Landlord) shall have all responsibility, at Tenant’s sole cost and expense, for (a) the maintenance, repair and replacement of the Premises (including all improvements thereon), and (b) the payment of all obligations associated in any way with the ownership, operation, use or occupancy of the Premises.

The parties have signed this First Amendment to Lease and Guaranty of Lease as of the day and year first written above.

Landlord:	[ ]

By:
Name:
Its:

Tenant:	[ ]

By:
Name:
Its:

Guarantor:	DIVERSIFIED RESTAURANT HOLDINGS, INC., a Nevada corporation

By:
Name:
Its:

SCHEDULE A

INSURANCE PROVISIONS

1.     Insurance.

(a)     Coverage. Throughout the Term, Tenant shall maintain, with respect to the Premises, at Tenant's sole expense, the following types and amounts of insurance, in addition to such other insurance as Landlord may reasonably require from time to time:

(i)     Insurance against loss or damage to real property and personal property, including, without limitation, the Tenant’s existing personal property under a special cause of loss insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Premises is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if a Premises is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 1(b)(x) of this Schedule A below). Such policy shall also include coverage for ordinance or law covering the loss of value of the undamaged portion of the Premises, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Premises shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Premises and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Landlord. Such insurance shall be in amounts sufficient to prevent Landlord from becoming a co-insurer under the applicable policies, and in any event, after application of deductible, in amounts not less than 100% of the full insurable replacement cost values and sublimits satisfactory to Landlord, as determined from time to time at Landlord’s request but not more frequently than once in any 12-month period.

(ii)     Commercial general liability insurance, including products and completed operation liability, covering Landlord and Tenant against bodily injury liability, property damage liability and personal and advertising injury, liquor liability coverage (in an amount not less than $1,000,000.00). The commercial general liability policy shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s indemnity obligations pursuant to this Lease to the extent insured, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence of the other, shall be in amounts of not less than $2,000,000.00 per occurrence for bodily injury and property damage, and $4,000,000.00 general aggregate per location, or such higher limits as Landlord may reasonably require from time to time, and shall be of form and substance satisfactory to Landlord. These limits may be satisfied through commercial general liability and umbrella liability policies.

(iii)     Statutory workers’ compensation insurance and Employers Liability insurance in the amount of $1,000,000 covering all persons employed by Tenant on the Premises in connection with any work done on or about any of the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

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(iv)     Rental value insurance, equal to 100% of the Base Annual Rental (as may adjusted hereunder) for a period of not less than twelve (12) months basic period, which insurance shall be carved out of Tenant’s business interruption coverage for a separate rental value insurance payable to Landlord, or if rental value insurance is included in Tenant’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Landlord. Such insurance is to follow form of the special cause of loss coverage and is not to contain a co-insurance clause.

(v)     Equipment Breakdown insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the Premises and in an amount equal to the lesser of 25% of the 100% replacement cost of the Premises or $5,000,000.00.

(vi)     Automobile Liability Insurance not less than $1,000,000 per occurrence covering all owned and non-owned vehicles.

(vii)     Builder’s Risk Insurance, but only prior to the commencement of and during the construction of any permitted rehabilitation, replacement, reconstruction, restoration, renovation or alteration of the Premises, and only to the extent that such coverage is not being maintained by Tenant’s contractor(s) pursuant to a policy or polices reasonably acceptable to Landlord.

(viii)     Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to the Premises.

(b)     Insurance Provisions. All insurance policies shall:

(i)     provide for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

(ii)     be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii)     contain deductibles not to exceed $25,000.00; alternative deductibles may also be approved, as agreed to in writing by Landlord

(iv)     contain a standard non-contributory mortgagee clause or endorsement in favor of any Landlord’s lender designated by Landlord;

(v)     provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Landlord and to any Landlord’s lender covered by any standard mortgagee clause or endorsement;

(vi)     be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(vii)     except for workers’ compensation insurance referred to in this Exhibit, name Landlord and any Landlord Affiliate or Landlord’s lender requested by Landlord, as an “additional insured” with respect to general liability insurance, as a “named insured” with respect to real property, and as a “loss payee” with respect to all real property and rental value insurance, as appropriate and as their interests may appear;

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(viii)     be evidenced by delivery to Landlord and any Landlord’s lender designated by Landlord of an Acord Form 28 for property, rental value and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Landlord’s lender designated by Landlord; and

(ix)     be issued by insurance companies licensed to do business in the states where the Premises are located and which are rated A:VIII or better by Best’s Insurance Guide or are otherwise approved by Landlord.

(c)     Additional Obligations. It is expressly understood and agreed that

(i)     if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Landlord’s lender designated by Landlord;

(ii)     the minimum limits of insurance coverage set forth in this Schedule A shall not limit the liability of Tenant for its acts or omissions as provided in this Lease;

(iii)     Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Landlord’s lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times;

(iv)     Tenant shall pay as they become due all premiums for the insurance required by this Exhibit.

(v)     in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and

(vi)     in the event that Tenant fails to comply with any of the requirements set forth in this Schedule A, within ten (10) days of the giving of written notice by Landlord to Tenant,

(A)     Landlord shall be entitled to procure such insurance; and

(B)     any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rental) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

(d)     Blanket Policies. Notwithstanding anything to the contrary in this Schedule A, any insurance which Tenant is required to obtain pursuant to this Schedule A may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Schedule A.

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2.     Change in Operation. Landlord reserves the right to require additional and/or other insurance if Tenant has a change in operation or use of any of the Premises.

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EXHIBIT G

FORM OF
AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

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